Exhibit 99.1

Initially Adopted December 2, 2003;

Revised Version Adopted July 26, 2005

CASCADE NATURAL GAS CORPORATION
Standards of Independence for Directors

1.             Independent directors shall not have relationships with the Corporation or others that impair their exercise of independent judgment in carrying out their responsibilities.

2.             Relationships that might impair independence include material commercial, industrial, banking, consulting, legal, accounting, charitable, and family relationships.

3.             A director will not be considered independent if s/he is an employee of the Corporation or receives direct compensation from the Corporation other than director and committee fees.

4.             A director will not be considered independent if s/he has an immediate family member who is an executive officer of the Corporation or who receives more than $100,000 per year in direct compensation from the Corporation.

5.             A director will not be considered independent who is affiliated with or employed by, or whose immediate family member is affiliated with or employed by, in a professional capacity, a present or former internal or external auditor of the Corporation.

6.             A director will not be considered independent who is employed, or whose immediate family member is employed, as an executive officer of another company if any of the Corporation’s present executive officers serve on that company’s compensation committee.

7.             A director will not be considered independent who is an executive officer or employee, or whose immediate family member is an executive officer, of a company that makes payments to or receives payments from the Corporation for property or services in an amount which in any single fiscal year exceeds the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

8.             All directors shall complete, at least annually, and have a duty to update as necessary, written representations as to their relationships, to identify those which might cause them not to be independent as defined by the Securities and Exchange Commission, the New York Stock Exchange, or these standards.